Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is made June 12, 2011 by and between Ian J. McCarthy (the “Executive”) and Beazer Homes USA, Inc., a corporation formed under the laws of the State of Delaware (the “Company”).

WHEREAS, the Executive and the Company are parties to an Amended and Restated Employment Agreement made effective as of September 1, 2004 (the “2004 Agreement”) as amended by a First Amendment made effective as of February 3, 2006 (the “2006 Agreement”) and a Second Amendment made effective as of December 31, 2008 (the “2008 Amendment”) (together, the “Employment Agreement”); and

WHEREAS, the parties wish to confirm the termination of the Executive’s employment with the Company and set forth their agreement as to certain payments, benefits, rights and obligations of the parties in connection therewith.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, the Company and the Executive agree as follows:

1. Termination of Employment and Resignation from Positions. The parties hereto hereby mutually agree that the Executive’s employment with the Company will terminate as of the date hereof (the “Separation Date”). Accordingly, effective as of the Separation Date, the Executive shall no longer hold or have any positions, titles, duties, authorities and responsibilities with, arising out of or relating to his employment with the Company and its affiliates, and the Executive hereby resigns from the Company’s Board of Directors. The Executive agrees to execute all additional documents and take such further steps as may be reasonably required to effectuate the foregoing.

2. Certain Payments and Benefits.

a. For purposes of determining the Executive’s compensation and benefits, including, without limitation, the determination of the Executive’s vested benefits with respect to equity awards, the parties hereby agree that the termination of Executive’s employment is a termination by the Company “other than for Cause”.

b. The Company agrees to pay and provide the benefits referred to in Section 6(a) of the 2004 Agreement, subject to the terms and conditions of such agreement.

c. The Executive has received various grants of stock options or restricted shares. The Executive’s rights with respect to such awards shall be determined in accordance with the applicable plans and agreements.

d. The Company agrees to pay the Executive’s legal fees (of up to $10,000) incurred by Executive in connection with the Executive’s termination of employment, including, without limitation, legal fees incurred in connection with the negotiation and implementation of this Settlement Agreement and the release (“Release”) being signed contemporaneously herewith.

e. The Executive shall continue to have his existing rights under Delaware law and the By-Laws of the Company to indemnification and advancement of all expenses (including attorneys’ and other professional fees and disbursements and court costs) actually and reasonably incurred, including but not limited to the rights as a Class 1 Indemnitee under Article XIV of the Fourth Amended and Restated By-Laws of the Company, which, in accordance with Section 8 of Article XIV, constitute a contract between the Company and the Executive.

Executive shall be responsible for payment of state and local income taxes applicable to him in connection with benefits received hereunder. The Company shall withhold income and the Executive’s share of employment taxes from any such payments in accordance with the terms of the applicable plans and agreements or as otherwise required under applicable law.

Notwithstanding the foregoing, as a condition precedent to receiving such payments and benefits, Executive must, within forty-five (45) days after the Separation Date, execute and deliver to the Company (and not revoke) the Release which is Attachment A to this Separation Agreement. To the extent required in order to comply with Section 409A of the Internal Revenue Code, the payment date for any amounts that would otherwise be paid prior to expiration of the statutory revocation period shall be the first business day following expiration of such revocation period or such later date as required under Section 11 as added by the 2008 Amendment.

Notwithstanding anything to the contrary herein, neither this Separation Agreement nor the Release shall operate or be construed as a release or waiver or other limitation of (1) the Executive’s rights under this Separation Agreement, (2) the Executive’s rights to indemnification and advancement of legal and other fees under Delaware law or the By-Laws of the Company, (3) the Executive’s right to reimbursement of legal fees (of up to $10,000) incurred by Executive in connection with the Executive’s termination of employment, including, without limitation, legal fees incurred in connection with the negotiation and implementation of this Settlement Agreement and the Release, (4) the Executive’s rights to the payments and benefits described in the 2004 Agreement subject to Section 4 (ii) below, and (5) the Executive’s rights with respect to outstanding stock options, restricted stock or other equity awards, determined in accordance with the terms of the applicable plan or agreement.

3. Obligations of Executive and the Company. The Executive agrees to satisfy any unsatisfied, legally binding obligations that he has incurred (prior to the Separation Date) to the Company and its subsidiaries. The Company shall promptly reimburse the Executive, subject to the requirements of its reimbursement policies applied consistently with prior practice for any business expenses incurred by the Executive prior to and not reimbursed as of the Separation Date. The Executive agrees to promptly return to the Company all property of the Company in his possession.

4. Obligations under the Employment Agreement. The parties hereto agree and acknowledge that (i) the provisions of Sections 7 through 11 of the 2004 Agreement shall survive the termination of the Executive’s employment with the Company, and (ii) the Change in Control Agreement, as amended, as defined in Section 10(g) of the 2004 Agreement, is no longer of any force or effect.

5. Non-Disparagement. The Executive agrees not to defame or disparage the Company, its subsidiaries, and their affiliates, officers, directors, members, executives and employees, and the

Company will not, and agrees to cause its subsidiaries, affiliates, directors and executive officers not to, defame or disparage the Executive.

6. No Admission of Liability. This Agreement does not constitute an admission of liability or wrongdoing of any kind by the Company or the Executive.

7. General Provisions

a. Heirs and Assigns. This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be assigned by the Executive.

b. Integration. Except as otherwise specifically provided herein, this Agreement constitutes the entire understanding of the Company and the Executive with respect to the Executive’s termination of employment and supersedes all prior understandings written or oral with the Company, with respect to such termination. The terms of this Agreement may be changed, modified or discharged only by an instrument in writing signed by the parties hereto. A failure of the Company or the Executive to insist on strict compliance with any provision of this Agreement shall not be deemed a waiver of such provision or any other provision hereof. In the event that any provision of this Agreement is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

c. Choice of Law. This Agreement shall be construed, enforced and interpreted in accordance with and governed by the laws of the State of Delaware, without regard to its choice of law provisions.

d. Construction of Agreement. The parties hereto acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to both parties hereto and not in favor or against either party.

e. Counterpart. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which counterpart, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

f. Notice. Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and shall be deemed to be given when delivered personally or four days after it is mailed by registered or certified mail, postage prepaid, return receipt requested or one day after it is sent by a reputable overnight courier service and, in each case, addressed as follows (or if it is sent through any other method agreed upon by the parties):

If to the Executive:

Ian J. McCarthy

If to the Company:

1000 Abernathy Road

Suite 1200

Atlanta, Georgia 30328

Attention: Company Secretary

g. Severability. The parties hereto intend that the validity and enforceability of any provisions of this Agreement shall not affect or render invalid any other provision of this Agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its duly authorized representative and the Executive has signed this Agreement as of the day and year first above written.

BEAZER HOMES USA, INC.
By:	/s/ Brian Beazer

Name:	Brian Beazer
Title:	Chairman of the Board of Directors

EXECUTIVE
IAN J. McCARTHY

/s/ Ian J. McCarthy